Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

MASTER

CLINICAL DEVELOPMENT AGREEMENT

between

BIODELIVERY SCIENCES INTERNATIONAL

Raleigh, NC 27607

and

PREMIER RESEARCH INTERNATIONAL LLC

Philadelphia, PA 19102

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

MASTER CLINICAL DEVELOPMENT AGREEMENT

THIS AGREEMENT, made as of the date last signed below is by and between BioDelivery Sciences International, a company having its principal place of business at 801 Corporate Center Drive, Suite 210, Raleigh, NC 27607 (“BDSI”), and Premier Research International LLC, a corporation having a place of business at Centre Square West, 1500 Market Street, Suite 3500W, Philadelphia, PA 19102 (“Premier Research”).

WITNESSETH:

WHEREAS, BDSI is engaged in the development, manufacture, distribution and sale of pharmaceutical products and it currently considers from time to time the evaluation of new drug(s) (“Drug” or “Drugs” as the context requires); and

WHEREAS, Premier Research is in the business of providing services for the development of experimental new drugs and marketed drugs; and

WHEREAS, BDSI desires to contract with Premier Research from time to time, and Premier Research desires to be contracted by BDSI, for the purposes of providing such services to assist BDSI in the execution of clinical development projects (“Project” or “Projects” as the context requires) relating to Drugs as outlined in the project-specific exhibits to this Agreement (“Exhibit” or “Exhibits” as the context requires).

NOW, THEREFORE, the parties hereby agree as follows:

1. OBLIGATIONS OF Premier Research

Premier Research hereby agrees to conduct the Projects in accordance with BDSI’s instructions. The details, specifications and obligations of each Project will be included as an Exhibit to this Agreement. Premier Research will conduct the Projects in accordance with agreed upon protocols and as outlined in the Exhibits. Projects will be conducted in accordance with all applicable federal, state and local laws, statutes, ordinances and regulations.

2. TRANSFER OF RESPONSIBILITIES

For compliance under 21 CFR 312.52, BDSI must identify all responsibilities which will be transferred to Premier Research. Each Exhibit will contain a detailed description of transferred obligations. BDSI agrees that the same description and extent of obligations transferred should be included in form FDA-1571, Section #13 relating to the specific Drugs under investigation. Premier Research agrees to carry out diligently all transferred obligations.

3. CLINICAL SUPPLIES

Unless otherwise specified in an Exhibit, BDSI will supply the clinical investigators with the Drugs and other clinical drug supplies as are agreed upon by Premier Research and BDSI for the timely completion of the Projects, and will direct the shipment of any such supplies to the location indicated by Premier Research, within a reasonable time after receipt of notification from Premier Research of the need for any such clinical supplies.

4. STATUS REPORTING

Premier Research will provide status reports, data and other information on the Projects as agreed to in each specific Exhibit. The status reports will include, but not be limited to, data regarding the number of patients entering the Projects, as well as data regarding the number of patients that either drop out of the Projects or complete the Projects. Reports of monitoring visits will also be provided on a timely basis as specified in the Exhibits.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

5. CONFIDENTIAL INFORMATION

All information received by Premier Research concerning the Projects is considered to be confidential information to BDSI (“BDSI Confidential Information”). BDSI Confidential Information will be held in confidence in accordance with all applicable laws, rules and regulations by Premier Research and not disclosed to third parties; provided however, that BDSI Confidential Information shall not include, and the obligations of confidentiality and non-disclosure shall not apply to, disclosed information that:

A is or becomes publicly available through no fault of Premier Research;

B is disclosed to Premier Research by a third party entitled to disclose such information;

C is already known to Premier Research as shown by its prior written records; or

D is required by law to be disclosed, but only after written notice to BDSI and Premier Research’s cooperation in obtaining, or attempting to obtain an injunction or protective order to prevent or limit the disclosure.

Premier Research will only use the BDSI Confidential Information for the purpose of its obligations under this Agreement. Upon the completion or earlier termination of this Agreement, Premier Research will promptly return to BDSI all written BDSI Confidential Information, as well as all written material which incorporates any BDSI Confidential Information, other than such information that is required by government regulations to be retained by it. Premier Research will additionally, upon the completion or earlier termination of this Agreement, destroy any BDSI Confidential Information in its possession in non-written or electronic form. Notwithstanding the foregoing, Premier Research shall have the right to retain one copy of BDSI Confidential Information for the purposes of demonstrating compliance with GCPs, SOPs, BDSI written instructions, and all federal, state and local laws and regulations.

Premier Research will not disclose, without the prior written consent of BDSI, any BDSI Confidential Information to any third party other than employees of Premier Research who have a need to know such information, hospital authorities, institutional review board members, clinical investigators, and others who must be involved the Projects. Premier Research shall have written confidentiality agreements or obligations in-place, as least as stringent as the obligations contained in this Agreement, with all third parties involved in the Projects where it discloses BDSI confidential information.

Premier Research will not use any BDSI Confidential Information for its own benefit or for the benefit of any third party, and will not furnish to any third party any materials which incorporate any confidential information except as otherwise provided for herein. All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination, for any reason, of this Agreement.

During the term of this Agreement and thereafter (including following any termination), BDSI, for itself and its employees, agents and independent contractors, agrees to retain in confidence and not disclose to any third parties any Premier Research Confidential Information (defined below) without having first obtained Premier Research’s written consent to such disclosure. During the term of this Agreement, but not thereafter (including following any termination), BDSI may have access or use Premier Research Confidential Information only in connection with the Projects; provided, however, that BDSI may not run or have access to Premier Research computer programs or computer code without Premier Research’s permission, although Premier Research will run its computer programs as part of the services provided hereunder and as and when requested by BDSI during the term of this Agreement. “Premier Research Confidential Information” shall include but not be limited to confidential and proprietary know-how, statistical approaches, computer programs, operating procedures, formulations, methods, processes, specifications and all other intellectual property of Premier Research that Premier Research considers confidential; provided, however, that Premier Research Confidential Information shall not include, and the obligations of confidentiality and non-disclosure shall not apply to, disclosed information that:

A is or becomes publicly available through no fault of Premier Research;

B is disclosed to Premier Research by a third party entitled to disclose such information;

C is already known to Premier Research as shown by its prior written records; or

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

D is required by law to be disclosed, but only after written notice to Premier and BDSI’s cooperation in obtaining, or attempting to obtain an injunction or protective order to prevent or limit the disclosure.

Both BDSI and Premier agree not to use the Confidential Information of the other Party for its own use or in any way, directly or indirectly, harmful or competitive with the other Party. Premier acknowledges that the confidentiality provisions of the Agreement shall be deemed to be an agreement to keep the BDSI Confidential Information in confidence as contemplated by Regulation FD promulgated by the Securities and Exchange Commission. In addition, Premier acknowledges an agrees that some of the BDSI Confidential Information may be considered “material non-public information” for purpose of the federal securities laws and that Premier and its officers, directors, employees and agents will abide by all securities laws relating to the handling of such BDSI Confidential Information.

6. ACCEPTANCE OF WORK PRODUCT

BDSI agrees to review all work products submitted by Premier Research and to advise Premier Research promptly of any errors or omissions of which BDSI becomes aware in the course of its review or thereafter. Premier Research shall, at its expense, correct all errors that it discovers or which are brought to its attention by BDSI within *** days after submission of work product to BDSI. Notwithstanding any other provision of this Agreement, Premier Research shall not be liable to BDSI, its affiliates, successors or assigns for errors in work product which are not known to Premier Research and are not brought to Premier Research’s attention within the above-stated notice period. Premier Research’s liability within the above-stated notice period shall ***. If errors or omissions are not known to Premier Research or brought to its attention within the above-stated notice period, the work product to which they relate shall be deemed accepted and approved by BDSI.

7. COMPENSATION

BDSI shall pay to Premier Research the investigator fees and other out-of-pocket costs and fees set forth in the Exhibits. Premier Research shall complete the transferred obligations and the Projects by the dates specified in the Exhibits except for delays caused by BDSI or others, events outside of Premier Research control, or mutual agreement between Premier Research and BDSI.

The payment schedule for each Project will be contained in the appropriate Exhibit.

Premier Research will submit invoices to BDSI according to the schedule described in the Exhibits. All Premier Research invoices are payable within *** days after date of invoice.

The total cost of the Projects, individual budget components and time estimates are based on the specification and assumptions contained in the Exhibits, and subject to modification only as provided for in Section 8 hereof.

8. CHANGE ORDERS

In the event of a change in the scope of a Project, a change in the nature or timely execution of the obligations of BDSI or Premier Research, or a change in any specific Project assumptions which are contained in the Exhibits and outside Premier Research control, is identified by BDSI or Premier Research, the identifying party will notify the other party of such change. Within *** working days from the receipt by Premier Research of such a notice of changes by BDSI or sending of such a notice of change by Premier Research, Premier Research shall provide BDSI with an estimate of the modification to the timeline and costs arising from such change (“Change Order”) whether such a change results in an increase or decrease to the timeline or costs. BDSI shall have *** working days to approve the Change Order. If BDSI does not approve such Change Order and has not terminated the Project, both parties will use their best efforts to agree in writing on time and cost estimates that are mutually acceptable; provided, however, that Premier Research shall not be obligated to perform increased services due to a change as aforesaid until such agreement is reached.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

During the period over which a Change Order is being prepared and being assessed, Premier Research shall continue to work on the Project, if possible, but shall not implement the proposed modification to the project without the approval of BDSI in writing.

9. EARLY TERMINATION

BDSI may terminate this Agreement prior to completion of the Projects at any time for any reasons upon *** days written notice to Premier Research. In the event of such termination, Premier Research shall be promptly paid in full for all work and services performed in connection with the Projects, including all investigator fees and other out-of-pocket expenses and all Premier Research fees, as of the date work on such Project is actually concluded. Premier Research shall use all reasonable efforts to limit costs, conclude or transfer the Projects as expeditiously as practicable and in accordance with all applicable laws, rules and regulations. Further, Premier Research and BDSI shall cooperate with each other during such Project termination to safeguard patient safety, continuity of patient treatment and to comply with applicable laws, rules and regulations.

10. INDEMNITY: CLINICAL INVESTIGATORS

Clinical investigators involved in any Projects, will be indemnified by BDSI on terms mutually agreed upon by BDSI and such investigators, unless such investigators are employed by a site owned and operated by Premier Research.

11. INDEMNITY: Premier Research/BDSI

Premier Research shall indemnify BDSI and its officers, directors, employees and agents from any loss, damage, cost or expense (including reasonable attorney’s fees) (a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding a (“Claim”) for personal injury to Project participants or personal injury to any employee of BDSI or property damage arising or occurring during the conduct of Projects to the extent of Premier Research’s negligence, gross negligence or intentional misconduct as determined by a court of competent jurisdiction or in a binding settlement between the parties.

BDSI shall indemnify Premier Research and its officers, directors, employees and agents from any Claim or Loss arising from or related to: (i) personal injury to a participant in the Projects, or personal injury to any employee of Premier Research directly caused by any of the Drugs, (ii) Premier Research’s performance of or involvement with the Projects or its obligations under this Agreement, (iii) the Drug’s harmful or otherwise unsafe effect, including without limitation, a Claim based upon BDSI’s or any other person’s use, consumption, sale, distribution or marketing of any substance, including the Drugs, or (iv) the negligence, gross negligence or intentional misconduct of BDSI in the performance of its obligations under this Agreement or the Exhibits or any associated protocol related to the Projects. However, if any such Loss or Claim under (i), (ii), (iii), or (iv) above, arises in whole or in part from Premier Research’s negligence, gross negligence or intentional misconduct, in the performance of its obligations under this Agreement or the Exhibits or any associated protocol related to the Projects, then the amount of such Loss that BDSI shall indemnify Premier Research for pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of Premier Research’s responsibilities for such Loss as determined by a court of competent jurisdiction or in a binding settlement between the parties.

Upon receipt of notice of any Claim, which may give rise to a right of indemnity from the other party hereto, the party seeking indemnification (the “Indemnified Party”) shall give written notice thereof to the other party, (the “Indemnifying Party”) of such a Claim for indemnity. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its own option and expense, to assume the complete defense of such Claim.

The Indemnifying Party shall keep the Indemnified Party informed as to the progress of its defense of any such Claim, and shall not compromise or otherwise settle any such claim or lawsuit without the Indemnified Party’s prior written consent.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

The obligations of the parties under this Section 11 shall survive the termination of the Projects and this Agreement. Further, a breach by the Indemnified Party of its obligations under this Agreement or any obligations contained in attached Exhibits shall not relieve the Indemnifying Party of its obligations under this Section unless such breach was solely responsible for the Loss or Claim as determined by a court of competent jurisdiction or in a binding settlement between the parties.

12. LIMITATION ON LIABILITY

Exclusion of Damages. In no event shall either party be liable to the other party or any other person or entity for any ***.

Total Liability. Except for ***.

In no event shall ***. Such exclusion ***.

13. FORCE MAJEURE

No party shall be liable for a delay in performance or failure to perform this Agreement to the extent such failure to perform is caused by any reason beyond control, or by reason of any of the following: labor disturbances of any kind, accidents, failure of any governmental approval, acts of God, energy or conservation measures, failure of utilities, mechanical breakdown, material shortages, fire, explosion, war, invasion, government acts, weather or civic unrest, or disease; provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the occurrence causing delay or failure.

14. PROPERTY OWNERSHIP

All materials, documents, information and suggestions supplied to Premier Research by BDSI or prepared or developed by Premier Research pursuant to this Agreement (“BDSI Property”), except for Premier Research Property (defined below) shall be the sole and exclusive property of BDSI, and BDSI shall have the right to make whatever use it deems desirable of any such materials, documents and information. Unless otherwise required by law or by the terms of this Agreement, all BDSI Property that Premier Research has in its possession shall be maintained by Premier Research for a period of not less than *** from the date or receipt thereof. After ***, Premier Research may dispose of BDSI Property in accordance with BDSI’s instructions. If BDSI fails to give said instructions, Premier Research shall so notify BDSI; and if said instructions are still not forthcoming within *** of said notification, then Premier Research may destroy BDSI Property as it determines.

BDSI acknowledges that Premier Research possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Premier Research and which relate to its business operations, and do not rely on BDSI’s property (collectively, “Premier Research Property”). BDSI and Premier Research agree that any Premier Research Property thereto that is used, improved, modified, developed, or generated by Premier Research under or during the term of this Agreement is the sole and exclusive property of Premier Research. BDSI shall treat Premier Research Property as confidential in accordance with the same terms and conditions Premier Research is obligated to treat BDSI’s Confidential Information under Article 5 of this Agreement.

15. PATENT RIGHTS

Except for Premier Research Property, Premier Research will disclose promptly to BDSI or its nominee any and all inventions, discoveries and improvements conceived or made by Premier Research while providing such services to BDSI pursuant to the Agreement and relating to such services, and agrees to assign all its interest therein to BDSI or its nominee whenever requested to do so by BDSI. Premier Research will execute any and all applications, assignments, or other instruments and give testimony that BDSI deems necessary to apply for and obtain Letters of Patent of the United States or of any foreign country or to otherwise protect BDSI’s

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

interests therein, and BDSI shall compensate Premier Research for the time devoted to said activities and reimburse it for expenses incurred. These obligations shall continue beyond the termination of this Agreement with respect to inventions, discoveries and improvements conceived or made by Premier Research, except Premier Research Property while providing services to BDSI pursuant to this Agreement, and shall be binding upon Premier Research’s assignees, administrators and other legal representatives.

16. MODIFICATIONS

No changes may be made in this Agreement except by written agreement of both parties. It is anticipated that this Agreement will be modified from time-to-time by the mutually agreed to addition of specific Exhibits and associated Change Orders.

17. ENTIRETY

This Agreement, together with attached Exhibits and modifications which may be added to this Agreement from time to time, is the entire and complete understanding between the parties in regard to the covered subject matter. With respect to the attached Exhibits, this document replaces, supersedes and renders void any and all predecessor agreements between the parties whether written or oral.

18. INDEPENDENT CONTRACTOR

Premier Research’s relationship with BDSI under this Agreement shall be that of an independent contractor, and nothing in this Agreement or the arrangements for which it is made shall constitute Premier Research, or anyone furnished or used by Premier Research in the performance of the services contemplated by this Agreement, as an employee, joint venturer, partner, or servant of BDSI. All matters of compensation, benefits and other terms of employment for any employee, agent, contractor or other personnel used by Premier Research shall be solely a matter between Premier Research and such individuals or entity.

19. CONTACT PERSONS

If to Premier Research:	If to BDSI
Premier Research International LLC	BioDelivery Sciences International
Attn: David Murcar	David Blum, MD
Director, Contract Development Affairs	Vice President, Clinical Research and Medical
755 Business Center Drive	801 Corporate Center Drive, Suite 210
Horsham, PA 19044	Raleigh, NC 27607
Phone: 215/907-0048, ext. 1055	Phone: 919.582.9050
Fax: 215/907-0068	Fax: 919.582.9051

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

20. NOTICES

Any notices which either party may be required or shall desire to give hereunder shall be deemed to be duly given when delivered personally or mailed by certified or registered mail, postage prepaid, to the party to whom notice is to be given at the address first given above or such other address or addresses of which such party shall have given written notice.

21. SEVERABILITY

If any provisions hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

22. GOVERNING LAW

This Agreement is a Pennsylvania contract. It shall be governed and construed and interpreted in accordance with the laws of Pennsylvania without regard to choice of law principals.

23. WAIVER

The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any other provision thereof.

24. EMPLOYMENT SOLICITATION

During the term of this Agreement and for a one year period thereafter, BDSI shall not hire, solicit for hire, or otherwise engage for employment (or the provisions of services under contract) any employee of Premier Research or any person that was employed by Premier Research at any time during the one year period preceding such hiring, solicitation, or recruitment.

25. CAPTIONS

Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

Premier Research International LLC		BioDelivery Sciences International

By:	/s/ Dave Murcar	By:	/s/ Charles Dadswell
Dave Murcar
	Director, Contract Development	Title:	General Counsel

Date:	2/5/09	Date:	2/12/09